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                                                                     EXHIBIT 4.1

             OPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK OF
                                FUTURELINK CORP.

This Option Agreement for the Purchase of Common Stock of FutureLink Corp. (the "Agreement") is entered into effective May 26, 2000 by and between the Glen C. Holmes as trustee, The Holmes Trust dated July 2, 1997 ("Holmes") and FutureLink Corp., a Delaware corporation ("Company").

                                    RECITALS

         WHEREAS, the Company desires to grant to certain former employees of Executive LAN Management, Inc. d.b.a. Micro Visions, who are now Company employees, options to purchase up to a maximum aggregate of 600,000 shares (the "Employee Options") of Common Stock, par value $0.0001 (the "Common Stock") of the Company.

         WHEREAS, to induce the Company to grant the Employee Options, Holmes has agreed to enter into this Agreement.

                                    AGREEMENT

SECTION 1. RIGHT TO PURCHASE.

On the terms and conditions set forth in this Agreement, Holmes grants to Company the right to purchase 600,000 shares of Common Stock (the "Option Shares"), at a purchase price of Five Dollars and Fifty Cents ($5.50) (the "Purchase Price") per share of Common Stock (the "Option"). In the event of an adjustment to the Employee Options (whether to the exercise price, shares issuable upon exercise or otherwise) due to stock splits, combination, subdivision, recapitalizations or similar transactions, the Option shall be likewise adjusted.

SECTION 2. RIGHT TO EXERCISE, TERMINATION.

         (a) EXERCISABILITY. Subject to the conditions set forth in this Agreement, the Option may be exercised in whole or in part at any time but only to the extent the Employee Options are, or have been, exercised.

         (b) TERM OF OPTIONS. Company's right to purchase the Option Shares as provided in Section 1 shall terminate on the date and at the same time as the right to exercise all the Employee Options terminates.


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SECTION 3. EXERCISE PROCEDURES.

         (a) NOTICE OF EXERCISE; PAYMENT. The Company may exercise the Option by giving Holmes written notice of its election to exercise together with payment in cash for the full amount of the product of the Purchase Price and the number of the Option Shares purchased. The Company and Holmes shall amend this Agreement upon any exercise to reflect the remaining number of shares, if any, that may be exercised hereunder.

         (b) TRANSFER OF SHARES. After receiving a proper notice of exercise, Holmes shall deliver to Company or Company's designated transfer agent original certificates representing at least the number of shares of Common Stock exercised, endorsed in blank with instructions to transfer the number of Option Shares so exercised. The Company shall deliver to Holmes a certificate representing the balance of any shares of Common Stock not being transferred to the Company as represented by such original certificate.

SECTION 4. RESERVATION OF RIGHTS.

Except as provided in Section 1, Company shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Except as provided in Section 1, any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number or Purchase Price of Option Shares subject to the Option.

SECTION 5. MISCELLANEOUS PROVISIONS.

         (a) NOTICE. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective (i) immediately upon receipt if given by personal delivery, (ii) five (5) days after deposit with the U.S. Postal Service if given by registered or certified mail, with postage and fees prepaid or (iii) upon actual receipt if given in any other manner. Notice shall be addressed to the Company at its principal executive office and to Holmes at the address that he most recently provided to the Company.

         (b) ENTIRE AGREEMENT. This Agreement constitutes the entire contract between the parties to this Agreement with regard to the subject matter of this Agreement. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter of this Agreement.


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         (c) CHOICE OF LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California as such laws are applied to contracts entered into and performed in such State.

         (d) SEVERABILITY. Any provision of this Agreement which is rendered unenforceable by a court of competent jurisdiction shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement.

         (e) MODIFICATION. No modification amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in a written instrument signed by the parties hereto.

         (f) CHOICE OF FORUM. Any action, suit or other proceeding initiated by either of the parties under or in connection with this Agreement, including, but not limited to, actions for equitable relief, may be brought in any federal or state court located in Orange County, California, having jurisdiction over the subject matter hereof. The Company and Employee hereby submit themselves to the jurisdiction of any such court and agree that service of process in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

         (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original with the same effect as if the signatures thereto were upon the same instrument.


THE HOLMES TRUST:                             FUTURELINK CORP.

/s/ GLEN C. HOLMES                            By: /s/ PHILIP R. LADOUCEUR
----------------------------------                ------------------------------
Glen C. Holmes, as trustee of                 Name: Philip R. Ladouceur
The Holmes Trust                                    ----------------------------
                                              Title: Chairman and
                                                     Chief Executive Officer
                                                     ---------------------------


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